EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Sport Endurance Inc.

Date: November 22, 2013

/s/ Ralph Montrone
BK Consulting Inc.

/s/ Ralph Montone
Ralph Montrone